Exhibit 10.49a

FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

This First Amendment to Investment Management Agreement (“First Amendment”) is made effective as of the 21st day of February, 2014, by and between FAIRHOLME CAPITAL MANAGEMENT, L.L.C., a Delaware limited liability company, and THE ST. JOE COMPANY, a Florida corporation.

WHEREAS, the parties entered into that certain Investment Management Agreement dated April 8, 2013 (the “Agreement”); and

WHEREAS, the parties now desire to make certain modifications to the terms of the Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this First Amendment and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.    Recitals. The recitals set forth above are true and correct and are hereby incorporated herein as if again set forth in their entirety.

2.    Definitions. Any defined terms used herein that are not specifically defined herein shall have the same meaning as set forth in the Agreement.

3.    Schedule B to the Agreement. The parties agree that the original Schedule B to the Agreement shall, as of the date hereof, be deleted in its entirety and replaced by Schedule B attached to this Addendum.

4.    Entire Agreement and Conflicts. Except as modified herein, there are no changes to the Agreement, and the Agreement as herein modified, remains in full force and effect. In the event of a conflict between the Agreement and this First Amendment, the terms of this First Amendment shall control.

5.    Counterparts and Facsimile. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of this First Amendment by the parties hereto may be evidenced by the transmission of facsimile or electronic (including pdf) copies.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

FAIRHOLME CAPITAL MANAGEMENT, L.L.C.			THE ST. JOE COMPANY
By:	/s/ Bruce R. Berkowitz		By:	/s/ Park Brady
	Name:	Bruce R. Berkowitz		Name:	Park Brady
	Title:	Managing Member		Title:	Chief Executive Officer

SCHEDULE B

INVESTMENT GUIDELINES AND RESTRICTIONS

(As of February 21, 2014)

	% of Investment Account*
Instrument	Minimum	Maximum
Cash & Cash Equivalents ** (Investment Grade)	50%	100%
Investment in any one issuer, on a consolidated basis (excluding U.S. Government)	0%	10%
*    These percentages are based on the amount of St. Joe funds in the Prime Brokerage Account set forth in Schedule A of this Agreement at the time of the investment.
**    Cash Equivalents shall consist of commercial paper, deposit accounts, U.S. Treasury Bills and money- market funds.

Investment/Account Restrictions*+

•	No investments in common equity

•	All securities to be custodied in cash-only account

•
No investments in shares of any fund advised by Manager (provided that, except as otherwise required by law, there shall be no restriction on investing in securities or other instruments held by any such fund)

•	The average duration for fixed coupon bonds or fixed dividend preferred stock must be less than ten years. This restriction excludes variable interest rate bonds and variable dividend rate preferred.
* No Guideline or Restriction exception or policy change may be made without written approval of the St. Joe Investment Committee.

+ An investment’s compliance with the investment guidelines and restrictions set forth in this Schedule B will be determined on the trade date, based on the transaction price and characteristics of the investment on the trade date compared to the value of the Investment Account as of the most recent valuation date. Investment restrictions set forth in this Schedule B will not be deemed breached as a result of changes in value or characteristics of a security following purchase.

By:	/s/ Bruce R. Berkowitz	By:	/s/ Park Brady
	Bruce R. Berkowitz		Park Brady